The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 9, 2024

Pricing supplement

To prospectus dated April 13, 2023,

prospectus supplement dated April 13, 2023,

product supplement no. 4-I dated April 13, 2023,

underlying supplement no. 1-I dated April 13, 2023 and
prospectus addendum dated June 3, 2024

Registration Statement Nos. 333-270004 and 333-270004-01 Dated September , 2024 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust due March 11, 2027 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing value of each of the S&P 500® Index and SPDR® Gold Trust , which we refer to as the Underlyings, or, (2) with respect to the final Review Date, the Final Value of each Underlying, is greater than or equal to 85.00% of its Strike Value, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	The notes will be automatically called if the closing value of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Strike Value. The earliest date on which an automatic call may be initiated, is December 6, 2024.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlyings:	The S&P 500® Index (Bloomberg ticker: SPX) (the “Index”) and the SPDR® Gold Trust (Bloomberg ticker: GLD UP) (the “Fund”) (each of the Index and the Fund, an “Underlying” and, collectively, the “Underlyings”)
Contingent Interest Payments:

If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing value of each Underlying on that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying, is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $25.00*.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $25.00 per $1,000 principal amount note.

If, with respect to any Review Date, the closing value of either Underlying (in the case of any Review Date other than the final Review Date) or the Final Value (in the case of the final Review Date) is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	For each Underlying, an amount that represents 85.00% of its Strike Value which is: 4,597.157, with respect to the Index and $196.0355, with respect to the Fund.
Downside Leverage Factor:	1.17647
Automatic Call:	If, with respect to any Review Date (other than the final Review Date), the closing value of each Underlying is greater than or equal to its Strike Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1.17647% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Underlying is less than its Strike Value by more than 15.00%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 × (Underlying Return + 15.00%) × Downside Leverage Factor]
If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1.17647% of the principal amount of your notes at maturity for every 1% that the Final Value of the Lesser Performing Underlying is less than its Strike Value by more than 15.00%. Under these circumstances, you will lose some or all of your principal amount at maturity.
Strike Date:	September 6, 2024
Pricing Date:	On or about September 9, 2024
Original Issue Date (Settlement Date):	On or about September 12, 2024
Valuation Date†:	March 8, 2027
Maturity Date†:	March 11, 2027
†	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $5.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $978.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, the accompanying prospectus addendum, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Trigger Event:	A Trigger Event occurs if the Final Value (i.e., the closing value on the Valuation Date) of any Underlying is less than its Trigger Level.
Underlying Return:	With respect to each Underlying: (Final Value – Strike Value) Strike Value
Strike Value:	With respect to each Underlying, the closing value of such Underlying on the Strike Date which is:
5,408.42, with respect to the Index and
$230.63, with respect to the Fund.
The Strike Values are not determined by reference to the closing values on the Pricing Date.
Final Value:	With respect to each Underlying, the closing value of that Underlying on the Valuation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Review Dates†:	December 6, 2024, March 6, 2025, June 6, 2025, September 8, 2025, December 8, 2025, March 6, 2026, June 8, 2026, September 8, 2026, December 7, 2026 and March 8, 2027 (final Review Date)
Interest Payment Dates†:	December 11, 2024, March 11, 2025, June 11, 2025, September 11, 2025, December 11, 2025, March 11, 2026, June 11, 2026, September 11, 2026, December 10, 2026 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
CUSIP:	48135TS38

JPMorgan Structured Investments —	PS-1
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?

If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing value of each Underlying or, (2) with respect to the final Review Date, the Final Value of each Underlying, is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $25.00.  The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $25.00 per $1,000 principal amount note.  If, (1) with respect to any Review Date (other than the final Review Date), the closing value of any Underlying or, (2) with respect to the final Review Date, the Final Value of any Underlying, is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing value of any Underlying or the Final Value, as applicable, is less than its Interest Barrier, as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $25.00 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$250.00
1 No-Coupon Date	$225.00
2 No-Coupon Dates	$200.00
3 No-Coupon Dates	$175.00
4 No-Coupon Dates	$150.00
5 No-Coupon Dates	$125.00
6 No-Coupon Dates	$100.00
7 No-Coupon Dates	$75.00
8 No-Coupon Dates	$50.00
9 No-Coupon Dates	$25.00
10 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Lesser Performing Underlying is the S&P 500® Index and that the closing value of the other Underlying on each Review Date is greater than or equal to its Strike Value (and therefore its Interest Barrier and Trigger Level). We make no representation or warranty as to which Underlying will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if any, or as to what the closing value of any Underlying will be on any Review Date. In addition, the following table and examples assume an Initial Value for the Lesser Performing Underlying of 100.00, an Interest Barrier and a Trigger Level of 85.00 (equal to 85.00% of the hypothetical Strike Value), the Downside Leverage Factor of 1.17647 and a Contingent Interest Payment of $25.00. The hypothetical Strike Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of the S&P 500® Index. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $25.00 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Value of the Lesser Performing Underlying	Lesser Performing Underlying Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Value of the Lesser Performing Underlying (3)	Lesser Performing Underlying Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(4)	Payment at Maturity If a Trigger Event Has Occurred (4)
180.00	80.00%	$1,025.00	180.00	80.00%	$1,025.00	N/A
170.00	70.00%	$1,025.00	170.00	70.00%	$1,025.00	N/A
160.00	60.00%	$1,025.00	160.00	60.00%	$1,025.00	N/A
150.00	50.00%	$1,025.00	150.00	50.00%	$1,025.00	N/A
140.00	40.00%	$1,025.00	140.00	40.00%	$1,025.00	N/A
130.00	30.00%	$1,025.00	130.00	30.00%	$1,025.00	N/A
120.00	20.00%	$1,025.00	120.00	20.00%	$1,025.00	N/A
115.00	15.00%	$1,025.00	115.00	15.00%	$1,025.00	N/A
110.00	10.00%	$1,025.00	110.00	10.00%	$1,025.00	N/A
105.00	5.00%	$1,025.00	105.00	5.00%	$1,025.00	N/A
100.00	0.00%	$1,025.00	100.00	0.00%	$1,025.00	N/A
95.00	-5.00%	$25.00	95.00	-5.00%	$1,025.00	N/A
90.00	-10.00%	$25.00	90.00	-10.00%	$1,025.00	N/A
85.00	-15.00%	$25.00	85.00	-15.00%	$1,025.00	N/A
84.99	-15.01%	N/A	84.99	-15.01%	N/A	$999.88235
80.00	-20.00%	N/A	80.00	-20.00%	N/A	$941.17650
70.00	-30.00%	N/A	70.00	-30.00%	N/A	$823.52950
60.00	-40.00%	N/A	60.00	-40.00%	N/A	$705.88250

JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

50.00	-50.00%	N/A	50.00	-50.00%	N/A	$588.23550
40.00	-60.00%	N/A	40.00	-60.00%	N/A	$470.58850
30.00	-70.00%	N/A	30.00	-70.00%	N/A	$352.94150
20.00	-80.00%	N/A	20.00	-80.00%	N/A	$235.29450
10.00	-90.00%	N/A	10.00	-90.00%	N/A	$117.64750
0.00	-100.00%	N/A	0.00	-100.00%	N/A	$0.00000

(1) The notes will be automatically called if the closing value of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Strike Value.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if, (1) with respect to any Review Date (other than the final Review Date), the Final Value of each Underlying or, (2) with respect to the final Review Date, the Final Value of each Underlying is greater than or equal to its Interest Barrier.

(3) With respect to each Underlying, the Final Value is equal to the closing value of that Underlying on the Valuation Date.

(4) A Trigger Event occurs if the Final Value (i.e., the closing value on the Valuation Date) any Underlying is less than its Trigger Level.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The value of the Lesser Performing Underlying increases from the Strike Value of 100.00 to a closing value of 120.00 on the first Review Date. Because the closing value of the Lesser Performing Underlying on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing value of the Lesser Performing Underlying on the first Review Date is greater than the Strike Value, the notes are automatically called. Accordingly, the investor receives a payment of $1,025.00 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $25.00 per $1,000 principal amount note and repayment of principal equal to $1,000.00 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,025.00 per $1,000 principal amount note.

Example 2: A Contingent Interest Payment is not paid in connection with the first through seventh Review Dates but is paid in connection with the eighth Review Date, the closing value of the Lesser Performing Underlying is less than the Strike Value of 100.00 on each of the Review Dates preceding the ninth Review Date and the value of the Lesser Performing Underlying increases from the Strike Value of 100.00 to a closing value of 120.00 on the ninth Review Date. The investor receives a payment of $25.00 per $1,000 principal amount note in connection with the eighth Review Date, but the notes are not automatically called on any of the Review Dates preceding the ninth Review Date because the closing value of the Lesser Performing Underlying is less than the Strike Value on each of the Review Dates preceding the ninth Review Date. Because the closing value of the Lesser Performing Underlying on the ninth Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the ninth Review Date. In addition, because the closing value of the Lesser Performing Underlying on the ninth Review Date is greater than the Strike Value, the notes are automatically called. Accordingly, the investor receives a payment of $1,025.00 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $25.00 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the ninth Review Date) and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,050.00 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the value of the Lesser Performing Underlying increases from the Strike Value of 100.00 to a Final Value of 120.00 — A Trigger Event has not occurred. The investor receives a payment of $25.00 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,025.00 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $25.00 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,250.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the second Review Date but not paid in connection with the first or third through ninth Review Dates and the value of the Lesser Performing Underlying decreases from the Strike Value of 100.00 to a Final Value of 85.00 — A Trigger Event has not occurred. The investor receives a payment of $25.00 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date). No Contingent Interest Payment is paid in connection with the first or third through ninth Review Dates. Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Value is less than the Strike Value, the investor receives at maturity a payment of $1,025.00 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $25.00 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date) and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,050.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the value of the Lesser Performing Underlying decreases from the Strike Value of 100.00 to a Final Value of 40.00 — A Trigger Event has occurred. The investor receives a payment of $25.00 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Lesser Performing Underlying Return is -60.00%, the investor receives at maturity a payment of $470.5885 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 15.00%) × 1.17647] = $470.5885

The total value of the payments on the notes over the term of the notes is $695.5885 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the value of the Lesser Performing Underlying decreases from the Strike Value of 100.00 to a Final Value of 30.00 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Lesser Performing Underlying Return is -70.00%, the investor receives no payments over the term of the notes, other than a payment at maturity of $352.9415 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-70.00% + 15.00%) × 1.17647] = $352.9415

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $25.00* per $1,000 principal amount note. If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing value of each Underlying on that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying, is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date. If, (1) with respect to any Review Date (other than the final Review Date), the closing value of any Underlying or, (2) with respect to the final Review Date, the Final Value of any Underlying, is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing value or the Final Value, as applicable, of any Underlying on each subsequent Review Date is less than its Interest Barrier. If the closing value or the Final Value, as applicable, of any Underlying on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $25.00 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing value of each Underlying on any Review Date (other than the final Review Date) is greater than or equal to its Strike Value, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of the principal amount of your notes at maturity.
•	RETURN DEPENDENT ON THE LESSER PERFORMING OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the SPDR® Gold Trust.
The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.
The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC. The investment objective of the SPDR® Gold Trust is for its shares to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The SPDR® Gold Trust holds gold bars. We refer to gold as the “Underlying Commodity” with respect to the Fund.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any

JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Assuming this treatment is respected, subject to the following sentence, the gain or loss on your notes should be treated as short-term capital gain or loss unless you hold your notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, subject to the possible application of the “constructive ownership” rules, whether or not you are an initial purchaser of notes at the issue price. However, if you sell your notes between Contingent Interest Payment Dates, it is likely that you will be treated as having ordinary income equal to the amount of the Contingent Interest Payment that has accrued as of the date of the sale. You should consult your tax adviser regarding this issue. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, you should consult your tax adviser regarding the potential application of the constructive ownership rules. In addition, you should review the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments — Potential Application of the Constructive Ownership Rules” in the accompanying product supplement. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on these payments paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in one or more of the Underlyings or any of the equity securities included in or held by the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1.17647% of the principal amount of your notes at maturity for every 1% that the Final Value of the Lesser Performing Underlying is less than its Strike Value by more than 15.00%. Under these circumstances, you will lose some or all of your principal amount at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Underlying. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called and if, (1) with respect to any Review Date (other than the final Review Date), the closing value of each Underlying on that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying, is greater than or equal to its Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date. If, (1) with respect to any Review Date (other than the final Review Date), the closing value of any Underlying or, (2) with respect to the final Review Date, the Final Value of any Underlying, is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing value or the Final Value, as applicable, of any Underlying on each subsequent Review Date is less than its Interest Barrier. Accordingly, if, (1) with respect to each Review Date (other than the final Review Date), the closing value of any Underlying and, (2) with respect to the final Review Date, the Final Value of any Underlying, is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Fund or the securities included in the or held by the Underlyings would have.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE VALUE OF ANY UNDERLYING — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Underlying during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes have not

JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Value of the Lesser Performing Underlying is less than its Trigger Level and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will lose some or all of your principal amount at maturity.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Lesser Performing Underlying, you will not benefit from the performance of any other Underlying. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Value of the other Underlying is greater than or equal to its Initial Value.
•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the closing value of that Underlying on a Review Date (other than the final Review Date) or the Final Value of that Underlying could be less than its Interest Barrier and/or that a Trigger Event could occur. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing value of an Underlying could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, the benchmark price of the Fund’s Underlying Commodity is administered by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and we are, or one of our affiliates is, a price participant that contributes to the determination of that price. Furthermore, our affiliate is the custodian of the SPDR® Gold Trust. We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with our roles as a price participant and a custodian that might affect the Fund or the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions

JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the value of the Underlyings.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Underlyings

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE INDEX — JPMorgan Chase & Co. is currently one of the companies that make up the Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index.
•	THE FUND IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT — Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.
•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING COMMODITY, AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the Fund or by restrictions on access to the relevant Underlying Commodity due to other circumstances. The Fund does not generate any income, and as the Fund regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The Fund sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the Fund of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the Fund’s holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the Fund’s Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation

JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

between the performance of the Fund and its Underlying Commodity. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, the Underlying Commodity of the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Commodity, as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH GOLD WITH RESPECT TO THE FUND — The investment objective of the Fund is to reflect the performance of the price of gold bullion, less the expenses of the Fund’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.
•	THERE ARE RISKS RELATING TO COMMODITIES TRADING ON THE LBMA WITH RESPECT TO THE FUND — The investment objective of the Fund is to reflect the performance of the price of gold bullion, less the expenses of Fund’s operations. The prices of gold is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold prices as a global benchmark for the values of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold prices, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold prices.
•	SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The Fund is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The Fund’s Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

Historical Information

The following graphs set forth the historical performance of the Index and the Fund based on the weekly historical closing values of the Index from January 4, 2019 through September 6, 2024. The closing value of the Index on September 6, 2024 was 5,408.42. The Closing Value of the Fund on September 6, 2024 was $230.63.

We obtained the various closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on the Pricing Date, the Valuation Date or any Review Date, including the final Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount at maturity or the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value

JPMorgan Structured Investments —	PS-10
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust

of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Lesser Performing Underlying?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the Lesser Performing of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Terms of the Notes

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

JPMorgan Structured Investments —	PS-11
Auto Callable Contingent Interest Notes Linked to the Lesser Performing of the S&P 500® Index and the SPDR® Gold Trust